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                                                                  EXHIBIT 99.2

            SHAREHOLDERS APPROVE MERGER OF JIF AND CRISCO BRANDS INTO
                           THE J. M. SMUCKER COMPANY

Orrville, Ohio, April 5, 2002 - The J. M. Smucker Company (NYSE:SJM) announced today that its shareholders had overwhelmingly approved the proposed merger of the Jif and Crisco businesses of Procter & Gamble into the Company at a special shareholders' meeting held in Wooster, Ohio. The merger received the approval of over 85 percent of the total voting power of the Company and over 99 percent of those actually voting. A vote of over two-thirds of the total voting power was required for approval.

Tim Smucker, chairman and co-chief executive officer of The J. M. Smucker Company, said, "We are very pleased with today's vote and with the support we've received from our shareholders. The level of approval reflects the excitement that all of us feel about creating a new company that combines three icon brands like Smucker's, Jif, and Crisco."

The proposed merger was originally announced by the Company and Procter & Gamble last October. Completion of the transaction is contingent upon receipt of a private letter ruling from the Internal Revenue Service. The Company noted that it continues to anticipate a closing of the transaction in the second calendar quarter.

With respect to plans for the combining of the businesses, Richard Smucker, president and co-chief executive officer, stated, "Our integration plans are in place and we expect the transition and integration to go very smoothly. We look forward to welcoming all of our new employees and shareholders to The J. M. Smucker Company as we position the Company for positive and profitable future growth."

The J. M. Smucker Company (www.smuckers.com) was founded in 1897, when the Company's namesake and founder sold his first product -- apple butter -- from the back of a horse-drawn wagon. Today, over a century later, the Company is the market leader in fruit spreads, ice cream toppings, health and natural foods beverages, and natural peanut butter in North America. For over 100 years The
J. M. Smucker Company has been headquartered in Orrville, Ohio, and has been family run for four generations. The Company has over 2,000 employees worldwide and distributes products in more than 70 countries.

This press release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially. This includes statements regarding expectations as to the closing of the transaction. Other uncertainties include, but are not limited to, general economic conditions within the U.S., the ability to obtain a private letter ruling from the Internal Revenue Service, integration of the acquired businesses in a timely and cost effective manner, and other factors affecting share prices and capital markets generally. Other risks and uncertainties that may materially affect the Company are detailed from time to time in reports filed by the Company with the Securities and Exchange Commission, including Forms 10-Q and 10-K.

Contact: Steven J. Ellcessor, Vice President-Finance and Administration The J. M. Smucker Company, Strawberry Lane, Orrville, Ohio 44667
          (330) 682-3000